EXHIBIT 99.1

TerraForm Power Reports Third Quarter 2018 Results

NEW YORK, Nov. 08, 2018 (GLOBE NEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the three months ended September 30, 2018.

Recent Highlights

  Successfully commissioned the battery energy storage replacement project in Hawaii on budget and ahead of schedule
  Commenced implementation of GE long-term service agreements (“LTSAs”) for 1.6 GW North American wind fleet, which we expect will deliver significant cost savings, improve performance of fleet to our long-term expectation, and further increase our wind output through deployment of GE’s proprietary technology
  Progressed solar performance improvement plan by implementing remediation plans that are expected to increase revenue by $7.5 million
  Closed project financing of certain unencumbered assets in North America yielding net proceeds of ~$77 million
  Closed a €50 million upfinancing of the Montegordo wind farm in Spain, yielding net proceeds of €12 million
  Renegotiated terms of $600 million corporate credit facility and cancelled Saeta’s corporate credit facility yielding $3 million of annual savings
  Declared a Q4 2018 dividend of $0.19 per share, implying $0.76 per share on an annual basis

“With contribution from our European platform for a full quarter, Terraform Power’s results demonstrate the benefits of its diversified asset base,” said John Stinebaugh, CEO of TerraForm Power. “In the past year, we have made significant strides to extract additional cash flow from our existing portfolio of assets.  As we look forward, we are turning our focus to deploying capital to grow our business through organic growth opportunities and add-on acquisitions.”

Results

$ in millions, except per share amounts	3 Months Ended 9/30/2018	3 Months Ended 9/30/2017
Generation (GWh)	2,006	1,378
Net Loss	$(19)	$(36)
Earnings (Loss) per Share[2]	$(0.16)	$(0.31)
Adjusted EBITDA [1]	$197	$110
CAFD[1]	$46	$19
per Share[1,2]	$0.22	$0.13

1Non-GAAP measures. See “Calculation and Use of Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures” sections. Amounts in 2017 adjusted for sale of our UK and Residential portfolios.
2 Loss per share is calculated using a weighted average diluted Class A common stock shares outstanding. CAFD per share is calculated using a weighted average diluted Class A common stock and weighted average Class B common stock shares outstanding. For three months ended September 30, 2018, weighted average diluted Class A common stock shares outstanding totaled 209.1 million, including insurance of 61 million to affiliates (three months ended September 30, 2017: 92.7 million). For three months ended September 30, 2018, there were no weighted average Class B common stock shares outstanding (three months ended September 30, 2017: 48.2 million).

Operations

We are pleased to report that we completed the battery replacement project at our KWP II wind farm in Hawaii on budget and ahead of schedule. We successfully commissioned the lithium ion batteries in October. In addition, we have been working diligently to implement the framework agreement with GE for turbine O&M and balance of plant services for our 1.6 GW North American wind fleet. We are putting in place all of the project-level agreements, and we are completing necessary repair of wind turbine blades as well as other “catch up” work from prior years in preparation for handover. In parallel, we are working to obtain lender and tax equity partner consents to change operators, and in certain situations, we are in negotiations with current service providers for early termination of our existing service contracts. We expect full implementation of the LTSAs within the first half of 2019. Finally, we recently launched a competitive process to reduce O&M costs and strengthen performance guarantees associated with Saeta’s wind fleet. We expect to finalize this process in the fourth quarter of 2018 and enter into long-term contracts that generate savings of at least 15% compared to existing costs.

We commenced our solar performance improvement plan this summer. After performing irradiation scans of our North American assets, we identified opportunities to increase production by at least 52 GWh to achieve our long term average production. We are now working on business cases to quantify the required capital investment and the corresponding revenue increase that is achievable. Following an analysis of an initial subset of high priority facilities, we have implemented remediation plans to restore 45 GWh of production, which we believe equates to $7.5 million in additional annual revenue. We will continue our business case analysis on the remaining assets, and we believe there is significant additional revenue upside. We expect to have the solar fleet performing at our LTA targets by the end of the first quarter of 2019.

Growth Initiatives

We have been pursuing a number of strategies to build our acquisition pipeline. We believe that there is a consolidation play in Spanish renewables, which is very fragmented with many assets owned by private, under-capitalized developers. We believe that we can acquire assets at prices that yield attractive returns and extract cost synergies by integrating these assets into our European platform. Following the recent election, we are evaluating a number of opportunities to invest in Mexican renewables. Particularly after the decision to cancel the new Mexico City airport, we believe there is greater uncertainty, which may translate to attractive risk-adjusted returns.

Financial Results

In the third quarter, our portfolio delivered Adjusted EBITDA, Net Loss and CAFD of $197 million, $19 million and $46 million, respectively. This represents an increase in Adjusted EBITDA of $87 million, a decrease in Net Loss of $17 million and an increase in CAFD of $27 million, compared to the same period last year. The increase in our results primarily reflects a full quarter contribution from the Saeta acquisition. Savings in corporate interest expense resulting from our Q4 2017 refinancing initiatives were largely offset by lower wind incentive revenue in the Northeast, timing of incentive revenue invoicing, and the impact of ongoing maintenance to prepare the wind fleet for LTSA implementation.

North American wind production was slightly higher than Q3 2017, though at levels significantly below our long-term averages. While poor wind resource, particularly in Hawaii and the Midwest, was the main driver, revenues were also impacted by greater than normal maintenance, which will be largely mitigated upon full implementation of our LTSAs with GE. Our European platform performed in-line with expectations, with lower than expected solar resource offset by higher than expected market revenues due to wholesale electricity prices in Spain which year-to-date have averaged 10% higher than the prior year.

In the past few months, there were four hurricanes or tropical storms that impacted regions in which we own assets. In each instance, our emergency preparedness plans were in effect prior to the storms making landfall. The impact of these storms on our assets was minimal, and all of our assets were back online shortly after the storm events.

Liquidity

During the quarter, we made progress on the $350 million non-recourse debt financing plan for the Saeta acquisition. In September, we closed the second project financing of certain of our unencumbered assets in the U.S., yielding net proceeds of ~$77 million. The financing is a fully amortizing structure with a final maturity of 14 years and a very attractive coupon of 4.64% that implies a spread over U.S. treasuries of 165 basis points. In September, we closed a €50 million upfinancing of the Montegordo wind farm in Spain, yielding net proceeds of €12 million and optimizing the project’s CAFD profile. The loan is fully amortizing with a final maturity of 12 years and a blended interest rate of approximately 4.2%. Additionally, we recently launched a financing of a portfolio of utility scale and distributed solar assets from which we are targeting to raise approximately $100 million, with an expected close in the fourth quarter. Over the next three months, we plan to launch the final project financing to raise the balance of the $350 million of proceeds. Once the financings are completed, Terraform Power’s liquidity will be restored to over $900 million, providing significant dry powder to invest in attractive opportunities that we find within the sector.

Finally, in early October, we made certain amendments to our existing $600 million revolver to bring pricing in-line with our Term Loan B. We extended the tenor by two years (through 2023), refreshed the $150 million accordion feature, and reduced commitment fees by 12.5 basis points and the drawn spread by 75 basis points. We also cancelled Saeta’s €120 million revolving credit facility. Together, these actions are expected to yield ~$3 million of annual interest savings on a run-rate basis.

Appointment of Chief Financial Officer

The Board of Directors of TerraForm Power is pleased to announce the appointment of Michael Tebbutt as Chief Financial Officer, effective Monday, November 12th. Michael is a Chartered Accountant and first joined Brookfield Asset Management in 2011. He has held a series of senior finance positions within the group, previously serving as Chief Financial Officer of Brookfield Properties U.S. retail business and Brookfield Infrastructure’s Asia Pacific operations. Michael succeeds Matthew Berger, who is rejoining Brookfield Property Group. We want to thank Matt for all of his hard work and contributions over the past year.

Announcement of Quarterly Dividend

TerraForm Power today announced that, on November 8, 2018, its Board declared a quarterly dividend with respect to TerraForm Power’s Class A common stock of $0.19 per share. The dividend is payable on December 17, 2018, to stockholders of record as of December 3, 2018. This dividend represents TerraForm Power’s fourth consecutive quarterly dividend payment under Brookfield’s sponsorship.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U. S. and E.U., totaling more than 3,600 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $330 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2018 Third Quarter Results as well as the Letter to Shareholders and Supplemental Information on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on November 9, 2018 at 9:30 a.m. Eastern Time at https://event.on24.com/wcc/r/1868899/535D3AA90E42BFE84348A1E0721D4251, or via teleconference at 1-866-521-4909 toll free in North America. For overseas calls please dial 1-647-427-2311, at approximately 9:20 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” ”opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution (CAFD), dividend growth, cost savings initiatives, earnings, Adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, risks related to: risks related to the transition to Brookfield Asset Management Inc. sponsorship, including our ability to realize the expected benefits of sponsorship; risks related to wind conditions at our wind assets or to weather conditions at our solar assets; risks related to the effectiveness of our internal control over financial reporting; pending and future litigation; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; our ability to compete against traditional and renewable energy companies; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; risks related to our ability to successfully integrate the operations, technologies and personnel of Saeta; the regulated rate of return of renewable energy facilities in Spain, including Saeta’s wind and solar assets, a reduction of which could have a material negative impact on our results of operations; our ability to successfully identify, evaluate and consummate acquisitions; our ability to integrate the projects we acquire from third parties, including Saeta, and our ability to realize the anticipated benefits from such acquisitions; and our ability to realize the benefit of our cost and performance enhancement initiatives, including the LTSAs with an affiliate of GE.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in our most recent Annual Report on Form 10-K and and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as well as additional factors we may describe from time to time in other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues, net	$246,042	$153,430	$553,477	$474,932
Operating costs and expenses:
Cost of operations	59,027	41,859	146,155	108,402
Cost of operations - affiliate	—	1,199	—	10,224
General and administrative expenses	21,334	21,664	65,483	99,644
General and administrative expenses - affiliate	3,432	2,192	10,929	6,893
Acquisition-related costs	1,655	—	7,612	—
Acquisition-related costs - affiliate	335	—	6,965	—
Impairment of renewable energy facilities	—	—	15,240	1,429
Depreciation, accretion and amortization expense	103,593	61,830	239,177	186,039
Total operating costs and expenses	189,376	128,744	491,561	412,631
Operating income	56,666	24,686	61,916	62,301
Other expenses (income):
Interest expense, net	72,416	70,232	176,862	206,749
Gain on sale of renewable energy facilities	—	—	—	(37,116)
Gain on foreign currency exchange, net	(3,070)	(1,078)	(4,257)	(5,695)
Other expenses (income), net	358	(7,015)	2,870	(4,882)
Total other expenses, net	69,704	62,139	175,475	159,056
Loss before income tax expense (benefit)	(13,038)	(37,453)	(113,559)	(96,755)
Income tax expense (benefit)	6,013	(1,099)	9,417	(2,256)
Net loss	(19,051)	(36,354)	(122,976)	(94,499)
Less: Net income attributable to redeemable non-controlling interests	12,443	4,895	15,101	10,264
Less: Net income (loss) attributable to non-controlling interests	2,096	(14,949)	(165,946)	(57,272)
Net (loss) income attributable to Class A common stockholders	$(33,590)	$(26,300)	$27,869	$(47,491)

Weighted average number of shares:
Class A common stock - Basic	209,142	92,352	173,173	92,228
Class A common stock - Diluted	209,142	92,352	173,186	92,228

(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0.16)	$(0.31)	$0.16	$(0.59)

Dividends declared per share:
Class A common stock	$0.19	$—	$0.57	$—

TERRAFORM POWER, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$349,563	$128,087
Restricted cash	28,095	54,006
Accounts receivable, net	178,094	89,680
Prepaid expenses and other current assets	71,935	65,393
Due from affiliate	350	4,370
Total current assets	628,037	341,536

Renewable energy facilities, net, including consolidated variable interest entities of $3,119,285 and $3,273,848 in 2018 and 2017, respectively	6,555,836	4,801,925
Intangible assets, net, including consolidated variable interest entities of $761,299 and $823,629 in 2018 and 2017, respectively	2,000,893	1,077,786
Goodwill	113,701	—
Restricted cash	132,337	42,694
Other assets	145,173	123,080
Total assets	$9,575,977	$6,387,021

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and financing lease obligations, including consolidated variable interest entities of $59,210 and $84,691 in 2018 and 2017, respectively	$454,351	$403,488
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $37,862 and $34,199 in 2018 and 2017, respectively	207,185	88,538
Deferred revenue	1,720	17,859
Due to affiliates	10,921	3,968
Total current liabilities	674,177	513,853

Long-term debt and financing lease obligations, less current portion, including consolidated variable interest entities of $908,962 and $833,388 in 2018 and 2017, respectively	5,499,731	3,195,312
Deferred revenue, less current portion	12,444	38,074
Deferred income taxes	204,157	24,972
Asset retirement obligations, including consolidated variable interest entities of $98,955 and $97,467 in 2018 and 2017, respectively	173,202	154,515
Other long-term liabilities	155,278	37,923
Total liabilities	6,718,989	3,964,649

Redeemable non-controlling interests	43,900	34,660
Stockholders' equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 209,642,140 and 148,586,447 shares issued in 2018 and 2017, respectively, and 209,141,720 and 148,086,027 shares outstanding in 2018 and 2017, respectively	2,096	1,486
Additional paid-in capital	2,427,612	1,872,125
Accumulated deficit	(334,757)	(387,204)
Accumulated other comprehensive income	44,436	48,018
Treasury stock, 500,420 shares in 2018 and 2017	(6,712)	(6,712)
Total TerraForm Power, Inc. stockholders' equity	2,132,675	1,527,713
Non-controlling interests	680,413	859,999
Total stockholders' equity	2,813,088	2,387,712
Total liabilities, redeemable non-controlling interests and stockholders' equity	$9,575,977	$6,387,021

TERRAFORM POWER, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(122,976)	$(94,499)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	239,177	186,039
Amortization of favorable and unfavorable rate revenue contracts, net	29,477	29,459
Gain on sale of renewable energy facilities	—	(37,116)
Impairment of renewable energy facilities	15,240	1,429
Amortization of deferred financing costs and debt discounts	7,969	19,729
Unrealized (gain) loss on interest rate swaps	(11,688)	2,425
Unrealized gain on commodity contract derivatives, net	(3,845)	(1,244)
Recognition of deferred revenue	(1,344)	(11,510)
Stock-based compensation expense	161	7,049
Loss on extinguishment of debt, net	1,480	2,518
Loss on disposal of property, plant and equipment	6,764	—
Unrealized gain on foreign currency exchange, net	(9,643)	(5,275)
Deferred taxes	4,888	7,892
Other, net	453	5,978
Changes in assets and liabilities:
Accounts receivable	(18,757)	(18,860)
Prepaid expenses and other current assets	9,154	(4,997)
Accounts payable, accrued expenses and other current liabilities	(13,002)	(758)
Due to affiliates	4,158	199
Other non-current assets and liabilities, net	13,361	3,907
Net cash provided by operating activities	151,027	92,365
Cash flows from investing activities:
Capital expenditures	(15,320)	(7,472)
Proceeds from sale of renewable energy facilities, net of cash and restricted cash disposed	—	183,235
Proceeds from energy state rebate and reimbursable interconnection costs	8,224	23,621
Proceeds from the settlement of foreign currency contracts	22,429	—
Acquisition of Saeta business, net of cash and restricted cash acquired	(886,104)	—
Acquisition of renewable energy facilities from third parties, net of cash and restricted cash acquired	(4,105)	—
Net cash (used in) provided by investing activities	$(874,876)	$199,384
Cash flows from financing activities:
Proceeds from issuance of Class A common stock to affiliates	$650,000	$—
Proceeds from the Sponsor Line - affiliate	86,000	—
Repayments of the Sponsor Line - affiliate	(86,000)	—
Revolving credit facility draws	619,000	—
Revolving credit facility repayments	(200,466)	(275,000)
Term Loan principal payments	(2,625)	—
Borrowings of non-recourse long-term debt	236,381	79,835
Principal payments and prepayments on non-recourse long-term debt	(180,124)	(199,481)
Debt financing fees	(7,422)	(10,228)
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	7,685	6,935
Purchase of membership interests and distributions to non-controlling interests in renewable energy facilities	(21,792)	(23,017)
Due to/from affiliates, net	4,803	(3,097)
Net SunEdison investment	—	7,436
Payment of dividends	(95,627)	—
Recovery of related party short swing profit	2,994	—
Other financing activities	—	(1,030)
Net cash provided by (used in) financing activities	1,012,807	(417,647)
Net increase in cash, cash equivalents and restricted cash	288,958	(125,898)
Net change in cash, cash equivalents and restricted cash classified within assets held for sale	—	54,806
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,750)	3,264
Cash, cash equivalents and restricted cash at beginning of period	224,787	682,837
Cash, cash equivalents and restricted cash at end of period	$509,995	$615,009
Supplemental Disclosures:
Cash paid for interest	$170,549	$182,021
Cash paid for income taxes	667	—

Reconciliation of Non-GAAP Measures

Adjusted Revenue, Adjusted EBITDA and CAFD are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may not necessarily be the same as those used by other companies. These Non-GAAP measures have certain limitations, which are described below, and they should not be considered in isolation. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, (ii) amortization of favorable and unfavorable rate revenue contracts, net, and (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands.

We define Adjusted EBITDA as net income (loss) plus depreciation, accretion and amortization, non-cash general and administrative costs, interest expense, income tax (benefit) expense, acquisition related expenses, and certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

We define “cash available for distribution” or “CAFD” as adjusted EBITDA (i) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (ii) minus annualized scheduled interest and project level amortization payments in accordance with the related borrowing arrangements, (iii) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, (iv) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

As compared to the preceding period, we revised our definition of CAFD to (i) exclude adjustments related to deposits into and withdrawals from restricted cash accounts, required by project financing arrangements, (ii) replace sustaining capital expenditures payment made in the year with the average annualized long-term sustaining capital expenditures to maintain reliability and efficiency of our assets, and (iii) annualized debt service payments.   We revised our definition as we believe it provides a more meaningful measure for investors to evaluate our financial and operating performance and ability to pay dividends.   For items presented on an annualized basis, we will present actual cash payments as a proxy for an annualized number until the period commencing January 1, 2018.

Furthermore, to provide investors with the most appropriate measures to assess the financial and operating performance of our existing fleet and the ability to pay dividends in the future, we have excluded results associated with our UK solar and Residential portfolios, which were sold in 2017, from adjusted revenue, EBITDA and CAFD reported for all periods.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods and among us and our peer companies without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for goodwill impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because it allows our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of Operating Revenues to Adjusted Revenue and net loss to Adjusted EBITDA to CAFD and has been adjusted to exclude asset sales in the UK and Residential portfolios:

	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2018	2017	2018	2017
Adjustments to reconcile operating revenues, net to adjusted revenue
Operating revenues, net	$246	$153	$553	$475
Unrealized (gain) loss on commodity contract derivatives, net (a)	2	(4)	(3)	(1)
Amortization of favorable and unfavorable rate revenue contracts, net (b)	10	11	30	30
Other non-cash items (c)	-	(5)	-	(10)
2017 incentive revenue recognition recast (m)	-	1	-	(9)
Regulated Spain price band adjustment	10	-	10	-
Adjustment for Asset Sales	-	-	-	(15)
Adjusted revenue	$268	$156	$590	$470
Direct operating costs (d)	(71)	(46)	(169)	(142)
Settled FX gain (loss)	-	-	-	-
Adjusted EBITDA	$197	$110	$421	$328
Non-operating general and administrative expenses (e)	(6)	(13)	(38)	(67)
Stock-based compensation expense	-	(2)	-	(7)
Acquisition and related costs	(2)	-	(15)	-
Depreciation, accretion and amortization expense (f)	(113)	(72)	(269)	(215)
Impairment charges	-	1	(15)	-
Gain on sale of U.K. renewable energy facilities	-	-	-	37
Interest expense, net	(72)	(70)	(177)	(208)
Income tax benefit	(7)	1	(9)	2
Adjustment for asset sales	-	-	-	10
Regulated Spain price band adjustment	(10)	-	(10)	-
Other non-cash or non-operating items (g)	(6)	9	(11)	26
Net loss	($19)	($36)	($123)	($94)

(in thousands)	Three Months Ended June 30		Six Months Ended June 30
Reconciliation of adjusted EBITDA to CAFD	2018	2017	2018	2017
Adjusted EBITDA	$197	$110	$421	$328
Fixed management fee	(3)	-	(8)	-
Variable management fee	(1)	-	(3)	-
Adjusted interest expense (h)	(78)	(63)	(184)	(184)
Levelized principal payments (i)	(57)	(24)	(111)	(75)
Cash distributions to non-controlling interests (j)	(7)	(6)	(19)	(23)
Sustaining capital expenditures (k)	(2)	(1)	(6)	(1)
Adjustment for asset sales	-	-	-	-
Other (l)	(3)	3	10	17
Cash available for distribution (CAFD) (m)	$46	$19	$100	$62

a) Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods, and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

b) Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

c) Primarily represents recognized deferred revenue related to the upfront sale of investment tax credits.

d) In the three months ended September 30, 2017, reclassifies $0.5 million wind sustaining capital expenditure into direct operating costs, which will now be covered under a new Full Service Agreement. In the nine months ended September 30, 2017, reclassifies $7 million wind sustaining capital expenditure into direct operating costs.

e) Pursuant to the Management Services Agreement, SunEdison agreed to provide or arrange for other service providers to provide management and administrative services to us. In the three months ended September 30, 2017, we accrued costs incurred for management and administrative services that were provided by SunEdison under the Management Services Agreement that were not reimbursed by TerraForm Power and were treated as an addback in the reconciliation of net loss to Adjusted EBITDA. In addition, non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include extraordinary costs and expenses related primarily to restructuring, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, legal, third party diligence and advisory fees associated with the Brookfield transaction, dispositions and financings. The Company’s normal general and administrative expenses, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA ($ in millions):

Q3 2018	Q3 2017	YTD 2018	YTD 2017
$6 M	$6 M	$20 M	$23 M

f) Includes reductions (increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.

g) Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, loss on disposal of renewable energy facilities, and wind sustaining capital expenditure previously reclassified.

h) Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Unaudited Condensed Consolidated Statement of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q3 2018	Q3 2017	YTD 2018	YTD 2017
Interest expense, net	($72)	($70)	($177)	($208)
Amortization of deferred financing costs and debt discounts	3	10	7	20
Amortization of interest expense - Affiliate	-	-	1	-
Adjustment for asset sales	-	-	-	8
Fair value changes in interest rate swaps in Saeta	(3)	-	(11)	-
Other	(5)	(3)	3	(4)
Adjusted interest expense	($77)	($63)	($106)	($184)

i) Represents levelized project-level and other principal debt payments to the extent paid from operating cash.

j) Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Unaudited Condensed Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months ended September 30, 2018 and 2017 is as follows:

$ in millions	Q2 2018	Q2 2017	H1 2018	H1 2017
Distributions to non-controlling interests	($7)	($6)	($18)	($23)
Adjustment for non-operating cash distributions	-	-	1	-
Cash distributions to non-controlling interests, net	($7)	($67)	($17)	($23)

k) Represents long-term average sustaining capex starting in 2018 to maintain reliability and efficiency of the assets.

l) Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), and releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants.

m) CAFD in 2017 was recast as follows to present the levelized principal payments, adjusted interest expense, and incentive revenue recognition recast to provide period to period comparisons that are consistent and more easily understood. The 2017 incentive revenue was recast based on an estimate in the same proportions as the 2018 phasing, which differs from the actual 2017 phasing due to the adoption of the revenue recognition standard. In the twelve months ended December 31, 2017, CAFD remained $88 million as reported previously.

$ in millions	Q1 2017	Q2 2017	Q3 2017	Q4 2017	2017
Cash available for distribution (CAFD) before debt service reported	$104	$120	$106	$91	$421
Levelized principal payments	(25)	(25)	(25)	(24)	(99)
Adjusted interest expense	(60)	(61)	(63)	(50)	(234)
Estimated incentive revenue recognition recast	(1)	(9)	1	9	-
Cash available for distribution (CAFD), recast	$18	$25	$19	$26	$88

n) Represents Regulated Solar and Wind Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.